UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2011

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33170	95-4812784
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

51 Discovery, Suite 150

Irvine, California 92618
(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

Netlist, Inc. (the “Company”) entered into two memory technology Collaboration Agreements.  The first agreement is a HyperCloud™ Technology Collaboration Agreement (the “IBM Agreement”) with International Business Machines (“IBM”).  Under the IBM Agreement, IBM and the Company have agreed to cooperate with respect to the qualification of HyperCloud™ technology for use with IBM servers and to engage in certain joint marketing efforts if qualification is achieved.  IBM and the Company have agreed to commit resources and funds in support of these activities.  The IBM Agreement is non-exclusive. There can be no assurance that the efforts undertaken under the IBM Agreement will result in any new revenues for the Company.

The second agreement is a Collaboration Agreement (the “HP Agreement”) with Hewlett-Packard Company (“HP”).  Under the HP Agreement, HP and the Company have agreed to cooperate with respect to the qualification of HyperCloud™ technology for use with HP servers and to engage in certain joint marketing efforts if qualification is achieved.  HP and the Company have agreed to commit resources and funds in support of these activities.  The HP Agreement is exclusive for a period of time.  HP and the Company agree to collaborate on the future use of HyperCloud™ load reduction and rank multiplication technologies for next generation server memory for HP.  There can be no assurance that the efforts undertaken under the HP Agreement will result in any new revenues for the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: November 14, 2011	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President and Chief Financial Officer